Exhibit 10.1

[Letterhead of Sotheby’s]

December 19, 2013

William F. Ruprecht

President and Chief Executive Officer

Sotheby’s

1334 York Avenue

New York, New York 10021

Dear Bill:

This letter hereby amends your Terms of Employment together with its Exhibits (the “Terms”) along with the Letter Agreement dated September 1, 2010 with respect to your employment arrangement with Sotheby’s (together the “Agreement”).

Subsection (3) within the Termination of Employment: Without Cause/Good Reason Termination clause of the Terms of Employment shall be replaced with the following:

“at the Company’s expense, life insurance coverage shall be continued under the Company’s life insurance plans for the Executive, his spouse and other eligible dependents for three years from the date of Executive’s termination, provided that (i) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit and (ii) if the Company’s life insurance plans do not permit continuation of coverage for three years after termination of an employee’s employment, the Executive shall obtain comparable insurance for himself, his spouse and his dependents at the Company’s expense; and, provided further that if the Executive has the right to receive life insurance coverage from another employer, such coverage will be offset against the Company’s obligation to provide such life insurance coverage;”

Subsection (iv) under the Section entitled “End of Term” within the Termination of Employment clause of the Terms of Employment shall be replaced with the following:

“at the Company’s expense, coverage for the Executive, his spouse and other eligible dependents under the Company’s life insurance plans for three years from the end of the Term, provided that under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit; and provided further that, if the Company’s life insurance plans do not permit continuation of coverage for three years after the end of the Term, the Executive shall obtain comparable life insurance for himself, his spouse and his dependents at the Company’s expense; and provided further that, if the Executive has the right to receive life insurance coverage from another employer, such coverage will be offset against the Company’s obligations to provide such life insurance coverage.”

Subsection (i) under the Section entitled “Release” within the Termination of Employment clause of the Terms of Employment shall be amended to state as follows:

“with respect to the annual cash bonus, continued vesting of PSUs, and continued coverage under the life insurance plan, at such later date specified in these Terms, and”

All other provisions of the Agreement remain valid and binding.

Very truly yours,

SOTHEBY’S

By:	/s/ Susan Alexander
Susan Alexander

Read, accepted and agreed to this 19th day of December, 2013

/s/ William F. Ruprecht
William F. Ruprecht

cc: Henry Morgenbesser